Exhibit 99.1
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 760-931-5500
Email: investors@dothill.com
Dot Hill Reports Second Quarter 2008 Results
Company exceeds net revenue guidance range and attains record revenue figures
CARLSBAD, Calif. — August 6, 2008 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the second quarter ended June 30, 2008. For the second quarter of 2008, net revenue was $71.0 million (a record for the company’s quarterly net revenue), compared to $56.2 million for the second quarter of 2007, and $52.8 million for the first quarter of 2008, which included a reduction in net revenue of $2.3 million associated with a warrant issued to Hewlett-Packard.
Net revenue for the second quarter of 2008 exceeded the guidance range of $66 to $70 million that the company provided on June 26, 2008.
For the second quarter of 2008, net loss was $7.4 million, or $0.16 per fully diluted share. This compares to a net loss of $3.7 million for the second quarter of 2007, or $0.08 per fully diluted share, and a first quarter 2008 net loss of $6.1 million, or $0.13 per fully diluted share, which included the Hewlett-Packard warrant of $2.3 million and the proceeds from a legal settlement of $3.8 million.
On a non-GAAP basis after excluding share-based compensation expense, foreign currency translation losses and severance costs, net loss for the second quarter of 2008 was $6.0 million, or $0.13 per fully diluted share, and was within the $0.12 to $0.16 net loss per share range issued by the company on June 26, 2008.
Gross margin for the second quarter of 2008 was 10.2 percent as compared to second quarter 2007 gross margin of 12.3 percent and first quarter 2008 gross margin of 7.9 percent. The company attributes the decrease in gross margin percentage on a year-over-year basis primarily due to a change in product and customer sales mix, as the company’s higher margin net revenue from Sun Microsystems have declined over the past year, while shipments of the company’s lower margin Series 2000 and Series 5000 products to NetApp, Hewlett-Packard and other customers have increased. Excluding share-based compensation expense and severance costs, non-GAAP gross margin for the second quarter of 2008 was 10.6 percent.
“We are pleased with our accomplishments during the second quarter of 2008,” said Dana Kammersgard, president and chief executive officer, Dot Hill. “Overall, we had a strong quarter as we achieved record net revenue, with three of our OEM customers each generating in excess of 20 percent of our total net revenue. Additionally, we experienced 34 percent sequential net revenue growth and 26 percent net revenue growth on a year-over-year basis. We remain keenly focused on improving margins and reducing costs to reach our goal of sustainable profitability.”

The company exited the second quarter of 2008 with cash and cash equivalents of $62.1 million, with no outstanding debt. This compares to the first quarter 2008 balance of cash and cash equivalents of $77.4 million, and no outstanding debt. The sequential decrease in cash and cash equivalents was due primarily to operating losses and increased working capital requirements associated with the significant increase in accounts receivable from Hewlett-Packard.
The company is targeting third quarter 2008 net revenue in the range of $73 to $78 million and a net loss per fully diluted share in the range of $0.06 to $0.10 on a non-GAAP basis, which excludes share-based compensation expense, foreign currency gains or losses, severance and restructuring expenses.
Dot Hill’s second quarter 2008 financial results conference call is scheduled to take place on August 6, 2008 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 877-627-6555 (U.S.) or 719-325-4892 (International) at least five minutes prior to the start of the call. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-203-1112 (U.S.) or 719-457-0820 (International) and enter passcode 8017422.
About Non-GAAP Financial Measures
This press release contains financial results that exclude the effects of stock-based compensation expense, severance costs and foreign currency adjustments and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that are indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP.
About Dot Hill
Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s projected financial results for the third quarter of 2008; Dot Hill’s ability to achieve profitability; and continued diversification of Dot Hill’s revenue stream. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the third quarter of 2008 may be different from the financial guidance provided in this press release; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the form 10-K and subsequent reports most recently filed with the Securities and Exchange Commission by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
NET REVENUE	$56,199	$71,027	$109,640	$123,853
COST OF GOODS SOLD	49,275	63,805	96,042	112,465

GROSS PROFIT	6,924	7,222	13,598	11,388

OPERATING EXPENSES:
Sales and marketing	3,871	3,647	7,779	7,919
Research and development	4,797	7,125	10,871	14,549
General and administrative	3,322	3,939	6,992	6982
Legal settlement	—	—	—	(3,836)

Total operating expenses	11,990	14,711	25,642	25,614

OPERATING LOSS	(5,066)	(7,489)	(12,044)	(14,226)

OTHER INCOME:
Interest income, net	1,231	358	2,539	1,066
Other income (expense), net	—	—	—	79

TOTAL OTHER INCOME, NET	1,231	358	2,539	1,145

LOSS BEFORE INCOME TAXES	(3,835)	(7,131)	(9,505)	(13,081)
INCOME TAX EXPENSE (BENEFIT)	(93)	239	199	398

NET LOSS	$(3,742)	$(7,370)	$(9,704)	$(13,479)

NET LOSS PER SHARE:
Basic and diluted	$(0.08)	$(0.16)	$(0.21)	$(0.29)

WEIGHTED AVERAGE SHARES USED TO CALCULATE NET LOSS PER SHARE:
Basic and diluted	45,472	46,055	45,315	46,005

COMPREHENSIVE LOSS:
Net loss	$(3,742)	$(7,370)	$(9,704)	$(13,479)
Foreign currency translation adjustments	163	130	(441)	(101)

Net unrealized gain on short-term investments				—

Comprehensive loss	$(3,579)	$(7,240)	$(10,145)	$(13,580)

DOT HILL SYSTEMS CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)

	2007	2008
ASSETS
Current Assets:
Cash and cash equivalents	$82,358	$62,082
Accounts receivable, net of allowance of $629 and $302	32,445	46,458
Inventories	9,013	13,584
Prepaid expenses and other	3,968	4,534

Total current assets	127,784	126,658
Property and equipment, net	9,599	8,231
Intangible assets, net	2,280	1,467
Other assets	264	225

Total assets	$139,927	$136,581

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$28,472	$36,004
Accrued compensation	3,115	3,237
Accrued expenses	6,227	4,684
Deferred revenue	1,409	1,196
Income taxes payable	143	488

Total current liabilities	39,366	45,609
Other long-term liabilities	4,132	3,616

Total liabilities	43,498	49,225

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000 shares authorized, no shares issued and outstanding at December 31, 2007 and June 30, 2008, respectively	—	—
Common stock, $.001 par value, 100,000 shares authorized, 45,009 and 45,785 shares issued and outstanding at December 31, 2007 and June 30, 2008, respectively	46	46
Additional paid-in capital	294,193	298,701
Accumulated other comprehensive loss	(3,100)	(3,202)
Accumulated deficit	(194,710)	(208,189)

Total stockholders’ equity	96,429	87,356

Total liabilities and stockholders’ equity	$139,927	$136,581

DOT HILL SYSTEMS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Cash Flows Related to Operating Activities:
Net loss	$(3,742)	$(7,369)	$(9,704)	$(13,479)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,647	1,526	3,422	2,991
Loss on disposal of property and equipment	166	62	166	57
Provision for doubtful accounts	(41)	51	(41)	(120)
Issue of warrant to customer	—	—	—	2,282
Share-based compensation expense	752	898	977	1,563
Changes in operating assets and liabilities:
Accounts receivable	60	(9,819)	2,169	(13,851)
Inventories	(631)	843	(826)	(4,547)
Prepaid expenses and other assets	(317)	96	725	(530)
Accounts payable	(3,407)	383	(3,824)	7,370
Accrued compensation and other expenses	(755)	(1,327)	(3,005)	(1,448)
Deferred revenue	(20)	(77)	8	(228)
Income taxes payable	(143)	219	15	345
Other liabilities	(81)	(153)	(65)	(516)

Net cash used in operating activities	(6,512)	(14,667)	(9,983)	(20,111)

Cash flows related to investing activities
Purchase of property and equipment	(969)	(597)	(1,914)	(865)

Net cash used in investing activities	(969)	(597)	(1,914)	(865)

Cash flows related to financing activities
Proceeds from exercise of stock options and warrants	40	—	134	198
Proceeds from sale of stock to employees	—	—	508	465

Net cash provided by financing activities	40	—	642	663

Effect of exchange rate changes on cash	(75)	(60)	(11)	37

Net decrease in cash and cash equivalents	(7,516)	(15,324)	(11,266)	(20,276)
Cash and cash equivalents beginning of period	95,913	77,406	99,663	82,358

Cash and cash equivalents end of period	$88,397	$62,082	$88,397	$62,082

Supplemental disclosures of cash flow information
Construction in progress costs incurred but not paid	350	133	350	275
Cash paid for income taxes	47	21	172	56

DOT HILL SYSTEMS CORP.
RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Net loss	$(3,742)	$(7,369)	$(9,704)	$(13,479)
Effect of currency (gain)/loss	(21)	250	(262)	(44)
Effect of share-based compensation	751	898	977	1,563
Effect of issuance of warrant to customer	—	—	—	2,282
Effect of legal settlement	—	—	—	(3,836)
Effect of severance costs	51	186	58	508

Net loss as adjusted	$(2,961)	$(6,035)	$(8,931)	$(13,006)

Net loss per share:
Basic and diluted	$(0.07)	$(0.13)	$(0.20)	$(0.28)

Weighted average shares used to calculate net loss per share:
Basic and diluted	45,472	46,055	45,315	46,005

Net revenue	$56,199	$71,027	$109,640	$123,853
Effect of issuance of warrant to customer	—	—	—	2,282

Net revenue as adjusted	$56,199	$71,027	$109,640	$126,135

Gross profit	$6,924	$7,222	$13,598	$11,388
Effect of issuance of warrant to customer	—	—	—	2,282
Effect of share-based compensation	68	108	170	204
Effect of severance costs	—	175	—	224

Gross profit as adjusted	$6,992	$7,505	$13,768	$14,098

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